Exhibit 4.5(i)

TIM HORTONS INC.

and

BNY TRUST COMPANY OF CANADA

FOURTH SUPPLEMENTAL TRUST INDENTURE

Dated as of December 12, 2014

Supplementing the Trust Indenture dated as of June 1, 2010

between Tim Hortons Inc. and BNY Trust Company of Canada

THIS FOURTH SUPPLEMENTAL TRUST INDENTURE dated as of December 12, 2014

BETWEEN:

TIM HORTONS INC., a corporation incorporated under the laws of Canada

(“Amalco”)

-and-

BNY TRUST COMPANY OF CANADA, a trust company existing under the laws of Canada

(the “Trustee”)

RECITALS:

A.	WHEREAS Tim Hortons Inc. (“THI”) and the Trustee are parties to a trust indenture dated as of June 1, 2010 (the “Master Indenture”);

B.	AND WHEREAS THI and the Trustee have previously entered into (i) the first supplemental indenture to the Master Indenture, dated as of June 1, 2010, providing for the issuance of $200,000,000 aggregate principal amount of 4.20% Senior Unsecured Notes, Series 1, due June 1, 2017, (ii) the first (reopening) supplemental indenture to the Master Indenture, dated as of December 1, 2010, providing for the issuance of $100,000,000 aggregate principal amount of 4.20% Senior Unsecured Notes, Series 1, due June 1, 2017, (iii) the second supplemental indenture to the Master Indenture, dated as of November 29, 2013, providing for the issuance of $450,000,000 aggregate principal amount of 4.52% Senior Unsecured Notes, Series 2, due December 1, 2023 and (iv) the third supplemental indenture to the Master Indenture, dated as of March 28, 2014, providing for the issuance of $450,000,000 aggregate principal amount of 2.85% Senior Unsecured Notes, Series 3, due April 1, 2019;

C.	AND WHEREAS, at 11:59 p.m. (Toronto time) on December 12, 2014, THI amalgamated with 8997900 Canada Inc. pursuant to an arrangement under section 192 of the Canada Business Corporations Act, and the continuing corporation resulting from such amalgamation (the “Amalgamation”) is Amalco;

D.	AND WHEREAS pursuant to Section 10.1 of the Master Indenture, Amalco is the “Successor” to THI under the Master Indenture by virtue of the Amalgamation and is now the “Issuer” under the Master Indenture;

E.	AND WHEREAS section 14.1(c) of the Master Indenture provides that the Issuer and the Trustee may execute and deliver a supplemental indenture for the purpose of evidencing the succession of another corporation to THI and the obligations assumed by such Successor;

F.	AND WHEREAS this Fourth Supplemental Indenture is entered into to expressly evidence the assumption by Amalco of all of the obligations of THI under the Master Indenture;

NOW THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties hereto, the parties hereto covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1	To be Read with Master Indenture

This Fourth Supplemental Indenture is a Supplemental Indenture within the meaning of the Master Indenture. The Master Indenture and this Fourth Supplemental Indenture shall be read together and shall have effect so far as practicable as though all the provisions of both indentures were contained in one instrument.

1.2	Fourth Supplemental Indenture

The terms “this Fourth Supplemental Indenture”, “this indenture”, “herein”, “hereof”, “hereby”, “hereunder”, and similar expressions, unless the context otherwise specifies or requires, refer to the Master Indenture, as amended and supplemented by this Fourth Supplemental Indenture and not to any particular Article, section, subsection or clause or other portion thereof, and include every instrument supplemental or ancillary to this Fourth Supplemental Indenture.

1.3	Definitions

All terms which are defined in the Master Indenture and used but not defined in this Fourth Supplemental Indenture shall have the meanings ascribed to them in the Master Indenture, as such meanings may be amended by this Fourth Supplemental Indenture. In the event of any inconsistency between the terms in the Master Indenture and this Fourth Supplemental Indenture, the terms in this Fourth Supplemental Indenture shall prevail.

ARTICLE 2

SUCCESSION BY AMALCO

2.1	Assumption by Amalco

Amalco, being the continuing corporation resulting from the Amalgamation, hereby confirms that, upon the Amalgamation becoming effective, it continues to be liable for all of the obligations of THI under the Master Indenture and, without novation, hereby expressly assumes such obligations.

ARTICLE 3

MISCELLANEOUS

3.1	Acceptance of Trust

The Trustee accepts the trusts in this Fourth Supplemental Indenture and agrees to carry out and discharge the same upon the terms and conditions set out in this Fourth Supplemental Indenture and in accordance with the Master Indenture.

3.2	Master Indenture Remains In Full Force and Effect

Except as supplemented or amended hereby, all other provisions in the Master Indenture, to the extent not inconsistent with the terms and provisions of this Fourth Supplemental Indenture, shall remain in full force and effect.

3.3	Governing Law

This Fourth Supplemental Indenture shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

3.4	Counterparts

This Fourth Supplemental Indenture may be executed in several counterparts, each of which so executed shall be deemed to be original and such counterparts together shall constitute one and the same instrument.

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IN WITNESS WHEREOF the parties hereto have executed this Fourth Supplemental Indenture under the hands of the proper officers in that behalf.

TIM HORTONS INC.

Per:	/s/ Jill Granat
Name: Jill Granat
Title: Director

BNY TRUST COMPANY OF CANADA, as Trustee

Per:	/s/ J. Steven Broude
Name: J. Steven Broude
Title: Authorized Signatory

Fourth Supplemental Indenture